Exhibit 21.1

CleanTech Innovations, Inc. and Subsidiaries

Name	Jurisdiction of Incorporation	Percentage Owned by Company
Liaoning Creative Bellows Co., Ltd.	People’s Republic of China	100%
Liaoning Creative Wind Power Equipment Co., Ltd.	People’s Republic of China	*	(1)

(1) Liaoning Creative Wind Power Equipment Co., Ltd. is a wholly owned subsidiary of Liaoning Creative Bellows Co., Ltd.